Mail Stop 3561                                            October 3, 2018


Mr. Charles D. Drucker
Executive Chairman and Co-Chief Executive Officer
8500 Governor's Hill Drive
Symmes Township, OH 45249

       Re:    Worldpay, Inc.
              Form 10-K for Fiscal Year Ended December 31, 2017
              Filed February 28, 2018
              File No. 001-35462

Dear Mr. Drucker:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.


                                                          Sincerely,

                                                          /s/ Jennifer Thompson

                                                          Jennifer Thompson
                                                          Accounting Branch
Chief
                                                          Office of Consumer
Products